SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                 FORM 8-A/A
                             (Amendment No. 1)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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                            KEY ENERGY SERVICES, INC.
                        (formerly Key Energy Group, Inc.)
             (Exact name of registrant as specified in its charter)

              Maryland                                    04-2648081
     (STATE OF INCORPORATION)                  (IRS EMPLOYER IDENTIFICATION NO.)

                        TWO TOWER CENTER, TWENTIETH FLOOR
                        EAST BRUNSWICK, NEW JERSEY 08816
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

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        Securities to be registered pursuant to Section 12(b) of the Act:

                                                  Name of Each Exchange on Which
Title of Each Class to be Registered                Class is to be Registered
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           COMMON STOCK                               NEW YORK STOCK EXCHANGE

          If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A(c)(1), please check the following box. [ ]

          If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2), please check the following box. [ ]

          Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE
                                (TITLE OF CLASS)
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           This Amendment No. 1 amends the Form 8-A filed on March 27, 1998
(the "Form 8-A") by Key Energy Services, Inc., formerly Key Energy Group, Inc. (the "Company"). This amendment is being filed to clarify the authority of the Board of Directors of the Company under the Company's Amended and Restated Articles of Incorporation, as amended, to classify and reclassify the Company's authorized and unissued capital stock and to amend
Item 2 by adding exhibits to the Form 8-A.


ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES
          TO BE REGISTERED

           Item 1 of the Form 8-A is hereby amended and restated in its entirety as follows:

COMMON STOCK

          The Company is authorized to issue up to 100,000,000 shares of capital stock. All such shares are initially classified as common stock, $.10 par value per share ("Common Stock"). Each share is entitled to one vote in the election of directors and other corporate matters. The holders of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the votes entitled to be cast by holders of the outstanding Common Stock are able to elect all of the Company's directors. The Common Stock has no redemption provisions and the holders thereof have no preemptive rights. The holders of Common Stock are entitled to receive dividends in such amounts as may be declared by the Board of Directors, as permitted by applicable law, and upon liquidation, dissolution, or winding up of the Company subject to the rights of any preferred stock then outstanding, the holders of Common Stock are entitled to share ratably in the Company's assets, according to the number of shares they hold. The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, New York, New York.

           The Board of Directors has the power under the Company's Amended and Restated Articles of Incorporation, as amended, without the need of any stockholder action, to classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock, except that the Company's Amended and

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
Restated Articles of Incorporation, as amended, provide that no such classification or reclassification shall create a class of stock which (i) may have more than one vote per share, (ii) may be issued in connection with any shareholder rights plan, "poison pill" or other anti-takeover measure, or (iii) may be issued for less than fair consideration, as determined in good faith by the Board of Directors.


ITEM 2.   EXHIBITS

          Item 2 of the Form 8-A is hereby amended by adding the following exhibits thereto:

          Exhibit 6. Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company
                         (incorporated by reference to Exhibit A to the Definitive Proxy Statement on Schedule 14A, filed November 28, 1997 (File No. 001-8038)).

          Exhibit 7. Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company
                         (incorporated by reference to Exhibit A to the Definitive Proxy Statement on Schedule 14A, filed November 17, 1998 (File No. 001-8038)).


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                                    SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Date: April 26, 1999

                                       KEY ENERGY SERVICES, INC.


                                       By: /s/ Francis D. John
                                           -----------------------------------
                                           Francis D. John
                                           President and Chief Executive Officer

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                                  EXHIBIT INDEX

Exhibit 6. Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit A to the Definitive Proxy Statement on Schedule 14A, filed November 28, 1997 (File No. 001-8038)).

Exhibit 7. Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit A to the Definitive Proxy Statement on Schedule 14A, filed November 17, 1998 (File No. 001-8038)).